State of Delaware
Secretary of State
Division of Corporations
Delivered 04:04 PM 07/29/2011
FILED 03:57 PM 07/29/2011
SRV 110873991 - 5017975 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is C3 Event Management, Inc.
- **Second:** Its registered office in the State of Delaware is to be located at 3500 S. DuPont Highway Street, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is Incorporating Services, Ltd.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 10,000,000 shares (number of authorized shares) with a par value of 0.0001 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Incorporating Services, Ltd.
  Mailing Address 3500 S. DuPont Highway
  Dover, DE Zip Code 19901
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 29th day of July, A.D. 20 11.

Incorporating Services, Ltd.

BY: [signature]
(Incorporator)

NAME: Anne E. Davis, Assistant Secretary
(type or print)